EXHIBIT 99.1 PRESS RELEASE ISSUED MARCH 31, 2005

FOR IMMEDIATE RELEASE

MARCH 31, 2005

PRESS RELEASE

Citizens Financial Announces 2004 Results

LOUISVILLE, KY--March 31, 2005--Citizens Financial Corporation (NASDAQ-CNFL) today reported net income in the year ended December 31, 2004 of $256,000 or $0.15 per share, compared to a net income of $712,000 or $0.42 per share in 2003 and net income in the quarter ended December 31, 2004 of $1,092,000 or $0.65 per share compared to a net income for the same quarter in 2003 of $1,112,000 or $0.66 per share. Premium income decreased 17% to $27,972,000 from 2003 while total revenues decreased 10.5% to $37,359,000. For 2004, the Company realized pre-tax investment portfolio gains of $2,868,000 and a pre-tax loss from operations of $2,662,000. Shareholders’ equity decreased 5.2% to $19,754,000 as of year-end, with unrealized after-tax investment losses of approximately $1,233,000.

The pre-tax loss from operations, which excludes net realized investment gains and losses, amounted to $2,662,000 in 2004 (includes $1,200,000 of non-recurring litigation costs and $787,000 of other nonrecurring expenses) compared to a pre-tax loss of $1,336,000 (including $597,000 of nonrecurring expenses) in 2003. The 2004 decrease in net income of $456,000 results primarily from (a) a decrease in premiums and other considerations of $5,600,000 (pre-need premium decreased $6,200,000 while dental premium increased $900,000 and premium for other segments experienced modest decreases), (b) the non-recurring litigation costs of $1,200,000 associated with the legal proceedings described in Note 11 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K for 2004, (c) a decrease in net deferral of policy acquisition costs and amortization of value of insurance in force of $648,000, (d) additional one time expenses related to consulting and severance of $139,000, offset by (e) a decrease in policyholder benefits and commissions totaling $5,800,000, (f) an increase of $440,000 in investment income and (g) an increase of $891,000 in net realized investment gains.

Detailed financial information is available in the Company’s Annual Report on Form 10-K for the year filed today with the Securities and Exchange Commission, which can be accessed at www.citizensfinancialcorp.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-K for 2004.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

For further information contact:
Len E. Schweitzer
Vice President & Treasurer
(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended December 31
	2004	2003
Segment Revenues	$ 7,948,000	$ 8,994,000
Net realized investment gains	$ 1,664,000	$ 1,217,000
Total Revenues	$ 9,612,000	$ 10,211,000
Net Income	$ 1,092,000	$ 1,112,000
Net Income Per share	$ 0.65	$ 0.66

Year ended December 31
	2004	2003
Segment Revenues	$ 34,490,000	$ 39,748,000
Net realized investment gains	$ 2,868,000	$ 1,978,000
Total Revenues	$ 37,359,000	$ 41,725,000
Net Income	$ 256,000	$ 712,000
Net Income Per share	$ 0.15	$ 0.42

Selected Financial Position Data at December 31
	2004	2003

Total Assets	$ 157,271,000	$ 158,880,000
Notes Payable	$ 5,792,000	$ 7,133,000
Shareholders’ Equity	$ 19,754,000	$ 20,833,000
Shareholders’ Equity per share	$ 11.82	$ 12.36